EXHIBIT 10

Execution Copy

LETTER AGREEMENT

March 1, 2012

Dear Mr. Kevin Campbell:

As discussed, you hereby confirm your voluntary termination of employment and resignation for personal reasons, as of March 1, 2012 (the “Termination Date”), from any and all employee, officer and director positions with Accenture LLP and Accenture plc (collectively, “Accenture”) and their respective Affiliates. As used herein, the term “Affiliate” means Accenture SCA and any other entity directly or indirectly controlling, controlled by, or under common control with, Accenture or any other entity in which Accenture or an Affiliate has an interest and which has been designated as an Affiliate by the Board of Directors of Accenture pursuant to the terms of the Accenture 2010 Share Incentive Plan (as amended from time to time), or any of their respective assigns or predecessor or successor entities. Following the Termination Date, you will be eligible for certain separation benefits as provided herein in lieu of any payments or benefits that you otherwise might have been eligible to receive under the Accenture LLP Senior Executive Separation Benefits Plan, as amended from time to time (the “Plan”), or under your Employment Agreement with Accenture, dated as of February 25, 2005 (the “Employment Agreement”) or otherwise, if you submit a signed copy of this letter (the “Letter Agreement”) to Accenture by the deadline specified below (and do not revoke this Letter Agreement) and otherwise comply with all the terms and conditions of this Letter Agreement. You have also received a copy of the summary plan description and plan document for the Plan and relevant appendix.

Accenture is offering you the opportunity to receive aggregate cash payments of $3 million, treatment of your outstanding equity awards as set forth below and other valuable consideration, including but not limited to, certain outplacement benefits and retiree health benefits (collectively, the “Separation Benefits”) in exchange for signing a general release and waiver of claims and the Restrictive Covenant Agreement attached as Exhibit B hereto, and your agreement to the other terms and conditions set forth in this Letter Agreement. If you accept the terms and conditions set forth below and want to enter into a binding agreement with Accenture, you must sign and date this Letter Agreement where indicated no later than twenty-one (21) days after the date you receive this Letter Agreement and return it to Accenture by email PDF or mail to the attention of Jill B. Smart as follows:

Jill B. Smart

Chief Human Resources Officer

161 North Clark Street

Chicago, IL 60601

jill.b.smart@accenture.com

Please email or mail the signed agreement in its entirety.

The terms and conditions of this Letter Agreement are set forth below.

1.	SEPARATION BENEFITS

In consideration of your acceptance of all of the terms and conditions of this Letter Agreement, Accenture will provide you with Separation Benefits as described below.

Separation Pay

Subject to the terms of this Letter Agreement, you will receive cash payments aggregating $3 million (the “Separation Pay”), of which $2 million will be payable in 12 equal monthly installments commencing on the first regular payroll date that is more than one month after the Termination Date (the “Payment Start Date”), and the remaining $1 million will be payable in a single lump sum on the first anniversary of the Termination Date. If you die before receiving full payment of your separation payments, any remaining amounts otherwise payable pursuant to this Letter Agreement shall be paid to your estate.

Equity Awards

You and Accenture hereby agree that, notwithstanding your voluntary termination of employment with Accenture, your outstanding equity awards shall partially vest and be released in the manner set forth on Exhibit A hereto. The portion of your equity awards that becomes or may become vested pursuant to the preceding sentence shall be referred to herein as your “Termination Equity Awards”.

Outplacement Services and Other Benefits

As additional consideration for signing the Letter Agreement, you shall be entitled to participate in a senior executive Professional Outplacement Services program to be provided by an outside firm selected by Accenture in accordance with the terms of the Plan. You shall receive from Accenture separate, detailed information about the Professional Outplacement Services program, including the types of available services, how to enroll, and the locations of available programs. You may not receive cash in lieu of the Professional Outplacement Services. You must enroll in the Professional Outplacement Services program between the Payment Start Date and 60 days thereafter in order to participate; enrollment is not automatic. Additionally, Accenture hereby acknowledges and agrees that following the Termination Date you will qualify for certain retiree health benefits pursuant to and subject to the terms and conditions of Accenture’s retiree health plan. You shall retain your rights, if any, to indemnification from Accenture with respect to actions taken by you as an officer or director of Accenture or its Affiliates to the extent Accenture’s or its Affiliates’ charters and by-laws generally provide such indemnification rights to former officers and directors, and subject to the terms and conditions of such indemnification rights under the applicable charter and by-laws. Additionally, you will continue to be covered by the directors and officers liability insurance policies maintained by Accenture and its Affiliates on the same basis as is generally made available to former executives of Accenture, but subject to the terms and conditions of such policies. Finally, Accenture intends to send you its standard form D&O Questionnaire during the month of September 2012, and you agree to complete and return such form to Accenture within two weeks of its receipt by you.

2	GENERAL RELEASE AND WAIVER OF CLAIMS

As a material inducement to Accenture to enter into this Letter Agreement and as part of the consideration for the Separation Benefits offered to you, to which you agree you are not otherwise entitled, you are expressly agreeing to the general release and waiver of claims in this Section 2 (the “General Release and Waiver of Claims”). Under this General Release and Waiver of Claims, you hereby forever release, waive and discharge Accenture, its Affiliates and all of their present and former directors, officers, partners, employees, representatives, fiduciaries, attorneys and agents (“Released Parties”) from any and all claims of any nature whatsoever, known or unknown which you now have, or at any time may have had, against the Released Parties up to and including the Termination Date (“Claims”). This General Release and Waiver of Claims includes, without limitation, any Claims related to your employment, the Employment Agreement, the Plan, your equity award agreements and other employee benefits, your compensation, your activities on behalf of Accenture and its Affiliates, the termination of your employment, Claims of wrongful discharge, Claims of discrimination under the common law or any federal or state statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act, all as amended), Claims relating to Accenture’s or its Affiliates’ intellectual property, Confidential Information and Trade Secrets, Claims of misrepresentation, Claims of detrimental reliance, and all other statutory, common law or other Claims of any nature whatsoever. This General Release and Waiver of Claims does not apply to any Claims concerning a breach of this Letter Agreement or any Claims arising after the Termination Date. As used in this Letter Agreement, the terms “Confidential Information” and “Trade Secrets” shall have the meanings assigned to such terms under the Restrictive Covenant Agreement attached as Exhibit B hereto.

With respect to the Claims you are waiving herein, you are waiving your right to receive money or other relief in any action instituted by you or on your behalf by any person, entity or government agency. You are also waiving any right to participate in any class, collective, or representative action against Accenture or any of its Affiliates (including, but not limited to, in the capacity of class representative, absent class member or opt-in plaintiff) with regard to any Claims released in this Letter Agreement and its General Release and Waiver of Claims. Nothing in this Letter Agreement shall limit the rights of any government agency or your right of access to, cooperation or participation with any government agency, including, without limitation, the United States Equal Employment Opportunity Commission.

3.	WAGE PAYMENT; REIMBURSEMENT OF EXPENSES

You agree that you have been paid for all wages, bonuses, commissions and other compensation due to you as of the Termination Date. You will be paid your regular salary or wages through your Termination Date, as well as any paid-time off due in accordance with Accenture’s policies. You shall submit all of your business expenses to Accenture for reimbursement within 10 days following the Termination Date, and Accenture shall thereafter promptly reimburse you for any such expenses in accordance with and subject to Accenture’s standard expense reimbursement policies. To the extent that you have incurred any personal charges for which reimbursement is owed to Accenture or its Affiliates, you shall promptly repay such amounts to Accenture and, to the extent you have not made such repayments prior to the date when any portion of your Separation Pay is due, you hereby authorize Accenture to offset such amounts against the Separation Pay that you are otherwise entitled to receive hereunder.

4.	POST-TERMINATION RESTRICTIVE COVENANTS

You hereby acknowledge and agree that, except as provided in the last sentence of this Section 4, the restrictive covenants applicable to you pursuant to the terms of the Employment Agreement (including the Exhibits attached thereto) and pursuant to the various equity award agreements between you and Accenture shall remain in effect pursuant to the terms of such agreements after the Termination Date. Additionally, without limiting the preceding sentence, you hereby agree to be bound by the restrictive covenants set forth in Exhibit B attached hereto. You and Accenture hereby agree that, solely with respect to any restrictive covenants related to noncompetition and nonsolicitation of clients, prospective clients and employees (the “Noncompete/Nonsolicit Restrictions”), the restrictions provided under the Restrictive Covenant Agreement attached hereto as Exhibit B shall be the exclusive restrictions limiting your activities with respect to such matters; provided, however, that in the event of your breach of such Noncompete/Nonsolicit Restrictions, the applicable provisions related to forfeiture and return of equity awards and other property contained in any or all of your equity agreements and the applicable provisions relating to liquidated damages in your Employment Agreement shall apply to the same extent as if you had breached the restrictions contained in such other agreements related to noncompetition and nonsolicitation of clients, prospective clients and employees.

5.	FORFEITURE AND RETURN OF SEPARATION BENEFITS AND EQUITY AWARDS

You agree that you shall forfeit and return to Accenture the full amount of Separation Benefits you received pursuant to this Letter Agreement, including, without limitation the number of shares of common stock underlying your Termination Equity Awards if (i) you subsequently threaten to or disclose any Trade Secrets or Confidential Information of Accenture or any of its Affiliates, clients or alliance partners, (ii) violate the terms of this Letter Agreement or any written covenants or agreements with Accenture or an Affiliate, including but not limited to non-compete, non-solicitation, confidentiality or trade secret provisions contained in your Employment Agreement or in any of your equity agreements or in Exhibit B attached hereto (after giving effect to the last sentence of Section 4 hereof), or (iii) otherwise engage in conduct that adversely affects Accenture’s (or an Affiliate’s) reputation or business relations. In addition, in the event of the situations described in the preceding sentence, you shall forfeit any right to and/or return (i) any previously undelivered Separation Benefits, (ii) any previously undelivered shares underlying the Termination Equity Awards and (iii) any equity awards (or the value thereof) that were vested or released prior to the date of this Letter Agreement in accordance with the terms of the relevant equity award agreements. As additional consideration for the Separation Benefits, you agree to inform Accenture of your employment plans during the 18-month period following the Termination Date. You hereby acknowledge and agree that in the event of any legal proceeding or arbitration between you and Accenture or its Affiliates with respect to the terms of this Letter Agreement or any other agreement between you and Accenture or its Affiliates, including, without limitation, with respect to the enforcement of any applicable noncompetition or nonsolicitation provisions, you shall be deemed to have voluntarily resigned from Accenture for personal reasons and the “employee choice” doctrine under New York State law shall be applicable with respect to any dispute related to your Separation Benefits pursuant to this Letter Agreement, including, without limitation, your Termination Equity Awards and any and all equity awards under any other equity award agreements.

6.	ENTIRE AGREEMENT

This Letter Agreement, together with the Restrictive Covenant Agreement in the form attached hereto and the other Exhibits attached hereto, constitutes the full and entire understanding between you and Accenture and supersedes any other agreements of any kind with Accenture and its Affiliates, whether oral or written, formal or informal concerning the subject matter of these agreements, provided however, that you shall remain bound by and must comply with any continuing obligations under your Employment Agreement, and/or any intellectual property and/or confidentiality agreements with Accenture or any of its Affiliates (or with any third parties entered into as part of your employment with Accenture), and you must continue to comply with Accenture’s applicable policies for former employees, including, without limitation, policies with respect to insider trading, intellectual property and confidentiality and any other policies that remain applicable beyond the Termination Date. Additionally, subject to Section 4, the restrictive covenant and cancellation and rescission provisions in your Employment Agreement and your equity award agreements with Accenture and its Affiliates will remain in effect.

7.	SEVERABILITY

If any provision of this Letter Agreement (including, without limitation, any portion of the General Release and Waiver of Claims) shall be held or deemed to be invalid, illegal, or unenforceable in any jurisdiction, for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case. Any claim or cause of action by you against Accenture, whether predicated on this Letter Agreement, your Employment Agreement, the Restrictive Covenant Agreement attached hereto as Exhibit B or otherwise, shall not constitute a waiver of or excuse for non-compliance with your obligations hereunder.

8.	MISCELLANEOUS

This Letter Agreement is binding upon and shall inure to the benefit of you, your heirs, administrators, representatives and executors and upon the successors and assigns of Accenture. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Any disputes with respect to this Letter Agreement shall be resolved in accordance with Section 5 of the Restrictive Covenant Agreement attached as Exhibit B hereto. This Letter Agreement may not be modified, other than by a written agreement executed by you and Accenture, nor may any provision hereof be waived other than by a writing executed by Accenture. The waiver by Accenture of any particular default by you shall not affect or impair the rights of Accenture with respect to any subsequent default by you of the same or of a different kind, nor shall any delay or omission by Accenture to exercise any right arising from any default by you affect or impair any rights that Accenture may have with respect to the same or any future default by you. Any communication, demand or notice to be given hereunder will be duly given (and shall be deemed to be received) when delivered in writing by hand or first class mail or by email to a party at its address as set forth in Section 7 of the Restrictive Covenant Agreement attached as Exhibit B hereto.

9.	NOTICE AND RIGHT TO CONSIDER

You are advised to review this Letter Agreement with an attorney of your choice before signing this Letter Agreement. In any event, you should thoroughly review and understand the effect of this Letter Agreement and its General Release and Waiver of Claims before signing below. You have up to twenty-one (21) days from the date you receive this Letter Agreement to complete your review and sign it. You acknowledge that if you sign this Letter Agreement prior to the expiration of the twenty-one (21) day period that you did so voluntarily, and you expressly waive any and all rights to consider this Letter Agreement for the balance of the 21-day review period. The Section of this Letter Agreement titled “GENERAL RELEASE AND WAIVER OF CLAIMS” includes a release of any claim you might have under the Age Discrimination in Employment Act (“ADEA Claims”). For seven days after the Termination Date, you have the right to revoke your release of ADEA Claims. To revoke your release of any ADEA Claims, you must submit a written notice of revocation to Accenture by email or mail (as directed on the first page of this Letter Agreement) no later than seven (7) days after the Termination Date. You should understand that revoking your release of ADEA Claims does not revoke your release of other claims that you have released in this Letter Agreement, nor does it affect the validity or remainder of this Letter Agreement in any way. If you exercise your right to revoke the release of ADEA Claims, you will forfeit the first $100,000 in Separation Pay that otherwise would have been payable to you pursuant to this Letter Agreement.

10.	ACKNOWLEDGEMENT

By signing this Letter Agreement, you agree and acknowledge that you have been represented by counsel and that you have carefully read and fully understand all of its provisions and that you are voluntarily entering into this Letter Agreement. By signing this Letter Agreement you agree and acknowledge that you have not relied upon any promise, inducement, representation or statement, whether oral or in writing, made by Accenture or Accenture’s agents, representatives or attorneys with regard to the subject matter, basis, or effect of this Letter Agreement, except as expressly set forth in this Letter Agreement.

11.	COOPERATION

You agree to cooperate fully with the Released Parties (without additional compensation) in connection with any dispute arising out of matters with which you were directly or indirectly involved while serving as a senior executive of Accenture. This cooperation shall include, but shall not be limited to, meeting with, and providing information to, Accenture and its Affiliates and their respective legal counsel, maintaining the confidentiality of any past or future privileged communications with Accenture’s or its Affiliate’s legal counsel (outside and in-house counsel), and making yourself available to testify truthfully by affidavit, in depositions, or in any other forum at the request of Accenture or any of its Affiliates. You understand that the term “cooperate” is without regard for whether the information or testimony you provide is favorable or unfavorable to Accenture and its Affiliates. You further agree that you will cooperate with and not take any actions against any employee of Accenture or its Affiliates in connection with your termination of employment. In connection with any cooperation that you provide at Accenture’s request in accordance with this Section 11, you will be entitled to reimbursement for any reasonable out-of-pocket expenses for travel and accommodations that are pre-approved in writing by Accenture and incurred by you in connection with the performance of such services.

12.	PUBLIC STATEMENTS; COMMUNICATIONS

Except as otherwise required by law, you shall respond to any inquiries with respect to the circumstances of your termination of employment in a manner which is consistent with Exhibit C attached hereto, and you agree that you will not at any time during or subsequent to your employment with Accenture, make public statements which are materially inconsistent with Exhibit C. Additionally, you agree that you will not at any time during or subsequent to your employment with Accenture send any email, text or other written or electronic notifications to any employee of Accenture or its Affiliates, or post to any blog or social media vehicles, on topics relating to or arising out of your termination of employment without receiving prior written approval from Accenture.

***

If you wish to enter into this Letter Agreement with Accenture, please sign and date below and return it to Accenture within the time period and as directed on the first page and in Section 9 of this Letter Agreement.

We thank you for your service to Accenture and wish you the very best in the future.

Sincerely,

ACCENTURE LLP, represented by Accenture Inc., its Managing Partner

By:	/s/ Ronald J. Roberts
Ronald J. Roberts
Secretary of Accenture Inc.

ACCENTURE plc

By:	/s/ Brian Connolly
Brian Connolly
Director of Legal Services

I hereby acknowledge and agree that I have resigned voluntarily from Accenture for personal reasons. I have reviewed the Letter Agreement in its entirety. I understand its contents. I voluntarily agree to all of the terms and conditions of the Letter Agreement and the Restrictive Covenant Agreement attached as Exhibit B hereto.

Employee signature:	/s/ Kevin M. Campbell	Date:	3/1/12

Employee print name:	Kevin M. Campbell

Exhibit A (Termination Equity Awards)

RSU Program	# of Unreleased RSUs (1)	Proration	Estimated # RSUs to be delivered on Release Date	Release Date Details	Termination Vesting Details
FY10 Key Exec	65,547	30/36	(2)	(estimated) November 2012	Vesting contingent on company performance and certification by the Compensation Committee of the Board of Directors as determined by two metrics (1) operating income relative to plan weighted at 75% and (2) total shareholder return relative to our peer weighted at 25%. The aggregate number of RSUs that will vest on the scheduled vesting date will be based on actual performance multiplied by 1/36th for each whole month worked from the start of the 3 year performance period until the Termination Date.
FY11 Key Exec	55,424	18/36	(2)	(estimated) November 2013
FY12 Key Exec	49,056	6/36	(2)	(estimated) November 2014

FY10 Sr Officer	37,456	26/36	27,051	January 1st, 2013	Number of RSUs granted that will vest on the Termination Date shall equal the total number of RSUs granted multiplied by a fraction, the numerator of which is the whole number of months that have elapsed after the date of grant through the Termination Date and the denominator of which is 36, less the number (if any) of RSUs which vested before the Termination Date.
FY11 Sr Officer	31,671	14/36	12,316	10,555 shares on Jan 1, 2013; 1,761 shares Jan 1, 2014
FY12 Sr Officer	28,032	2/36	1,557	January 1, 2013

FY10 SE Perf	1,669	(3)	1,669	July 19, 2012	Number of RSUs granted that will vest on the Termination Date shall equal the total number of RSUs that would have otherwise vested within the twelve (12) month period immediately following the Termination Date.
FY11 SE Perf	4,224	(3)	4,224	July 19, 2012
FY12 SE Perf	6,727	(3)	4,484	July 19, 2012

New Prt Bonus Grant	5,598	(3)	1,400	March 21, 2012	Number of RSUs granted that will vest on the Termination Date shall equal the total number of RSUs that would have otherwise vested within the twelve (12) month period immediately following the Termination Date.

(1)	Number of unreleased RSUs will be adjusted for any dividends on the shares underlying the RSUs.
(2)

The actual number of shares deliverable in respect of the RSUs on the release date will be based upon actual performance achieved as described in the “Termination Vesting Details” column. Therefore, the product of the corresponding number of RSUs referenced under the column labeled “# of Unreleased RSUs” multiplied by the applicable proration factor represents the maximum number of RSUs that could be released if maximum level performance is actually achieved. To the extent that requisite performance levels are not achieved, the corresponding unvested portions of the RSUs will be forfeited.

(3)

SE Performance RSUs will be credited with one additional year of vesting with such RSUs vesting on the Termination Date as described in the “Termination Vesting Details” column. In the case of the FY 12 SE Perf award and the New Prt Bonus Grant, the number of RSUs listed under the column labeled “Estimated # RSUs to be delivered on Release Date” represents the estimated number of shares that will be delivered on the referenced release date, and the remaining number of RSUs listed under “# of Unreleased RSUs” will be forfeited.

Exhibit B (Restrictive Covenant Agreement)

This Restrictive Covenant Agreement (“Agreement”) is between Accenture LLP and Accenture plc (collectively, “Accenture”) and Kevin Campbell (“You” and all similar references) as of March 1, 2012 (the “Termination Date”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto under Section 1 hereof.

WHEREAS, you acknowledge and agree that in the course of your employment with Accenture, you have been provided with Confidential Information including with respect to sensitive and proprietary information about the Clients, Prospective Clients, knowledge capital and business practices of Accenture and its Affiliates, among other information, and you were provided with the opportunity to develop relationships with Clients, Prospective Clients and alliance partners of Accenture and its Affiliates; and

WHEREAS, you acknowledge and agree that in the course of your employment with Accenture, you have been provided with access to Trade Secrets in accordance with protocols and procedures that you expressly acknowledge were appropriate to protect such Trade Secrets; and

WHEREAS, you acknowledge and agree that during your employment with Accenture, you did in the course of your employment customarily and regularly solicit for Accenture Clients or Prospective Clients and you obtained customer contacts and information; and

WHEREAS, you acknowledge and agree that such Confidential Information, Trade Secrets and relationships are extremely valuable assets in which Accenture and its Affiliates have invested and will continue to invest substantial time, effort and expense, and which Accenture and its Affiliates have properly protected; and

WHEREAS, you acknowledge and agree that your unauthorized or improper use or disclosure of Confidential Information or Trade Secrets will cause serious and irreparable harm to Accenture and its Affiliates, and that Accenture and its Affiliates would suffer significant and irreparable harm from you competing with Accenture for a period of time following your termination of employment; and

WHEREAS, you acknowledge and agree that the restrictions set forth in this Agreement are reasonable, fair, and necessary to protect Accenture’s and its Affiliates’ legitimate business interests in protecting its Confidential Information, Trade Secrets and client relationships; and

WHEREAS, this Agreement is being entered into in connection with your resignation from positions and termination of employment with Accenture and your entering into a letter agreement with Accenture contemporaneously with this Agreement as of the date hereof (the “Letter Agreement”);

NOW, THEREFORE, for good and valuable consideration (including, without limitation, the monetary and non-monetary consideration provided to you and the Separation Benefits pursuant to the Letter Agreement), you hereby covenant and agree to the following restrictions which you acknowledge and agree are reasonably designed to protect the legitimate business interests of Accenture and its Affiliates and which will not unreasonably restrict your professional opportunities following your termination of employment with Accenture:

Section 1. Non-Competition and Non-Solicitation Covenants

(a) General Restrictions. You shall not for a period of twelve (12) months following the date hereof (the “Restricted Period”):

(i) associate (including, but not limited to, association as a sole proprietor, owner, employer, partner, principal, investor, joint venture, shareholder, associate, employee, member, consultant, contractor or otherwise) with any Competitive Enterprise in the Territory and in connection with such association engage in Services; provided, however, that with respect to the equity of any Competitive Enterprise which is or becomes publicly traded, your ownership as a passive investor of less than 1% of the outstanding publicly traded stock of a Competitive Enterprise shall not be deemed a violation of Section 1(a)(i) of this Agreement;

(ii) directly or indirectly (a) solicit, or assist any other individual, person, firm or other entity in soliciting, any Client or Prospective Client for the purposes of performing or providing any Services within the Territory, or (b) perform or provide, or assist any other individual, person, firm or other entity in performing or providing, Services for any Client or Prospective Client within the Territory; or (c) interfere with or damage (or attempt to interfere with or damage) any relationship and/or agreement between Accenture or any of its Affiliates and a Client or Prospective Client; or

(iii) directly or indirectly, solicit, employ or retain, or assist any other individual, person, firm or other entity in soliciting, employing or retaining, any employee or other agent of Accenture or any of its Affiliates, including, without limitation, any former employee or other agent of Accenture or any of its Affiliates who ceased working for Accenture or any of its Affiliates within a twelve month period before or after your Termination Date (as defined in the Letter Agreement).

(b) Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(i) The term “Affiliate” has the meaning assigned to such term under the Letter Agreement.

(ii) The term “Annual Compensation” shall mean, for a given employee in any given fiscal year, that employee’s total compensation, including all base compensation, bonus compensation and any other compensation reported or to be reported on an IRS Form W-2 (or an IRS Form K-1, as the case may be) paid or payable by Accenture (or any Affiliate with which the employee was employed or otherwise associated and received reportable compensation, as the case may be) for such fiscal year.

(iii) The term “Client” shall mean any person, firm, corporation or other organization whatsoever for whom Accenture or any of its Affiliates provided services within a three year period before the date on which your employment with Accenture terminated.

(iv) The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, the performance of Services. Without limiting the generality of the preceding sentence, the companies listed on Exhibit A attached hereto shall be considered Competitive Enterprises.

(v) The term “Confidential Information” shall mean data or other information relating to the business of Accenture, Accenture’s Affiliates or their respective Clients, Prospective Clients or alliance partners that is or has been disclosed to you or of which you became aware as a consequence of or through your relationship with Accenture and its Affiliates and which has value to Accenture or its Affiliates, and is not generally known to their competitors, including but not limited to methods of operation, names of customers, pricing lists, pricing information, pricing and estimating methodologies, strategic plans, financial information and projections, personnel data, and similar information. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Accenture or its Affiliates or their respective Clients, Prospective Clients or alliance partners (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(vi) The term “Employment Agreement” has the meaning assigned to such term under the Letter Agreement.

(vii) The term “Prospective Client” shall mean any person, firm, corporation, or other organization whatsoever with whom Accenture or any of its Affiliates have had any negotiations or discussions regarding the possible performance of Services within the twelve months preceding your termination of employment with Accenture, provided that you either participated, directly or indirectly, in such negotiations or discussions or were aware of such discussions or negotiations prior to the Termination Date.

(viii) The term “Services” shall mean the performance of any consulting, outsourcing or other services of the type conducted, offered or provided by Accenture or any of its Affiliates within three years prior to the Termination Date.

(ix) The term “solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

(x) The term “Territory” shall mean the entire world.

(xi) The term “Trade Secrets” shall mean information relating to Accenture, its Affiliates, Clients, Prospective Clients or alliance partners that is protectable as a trade secret under applicable law, including, without limitation, and without regard to form: technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, business and strategic plans, product plans, source code, software, unpublished patent applications, customer proposals or pricing information or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, the term Trade Secret shall not include data or information that has been voluntarily disclosed to the public by Accenture or its Affiliates, Clients, Prospective Clients or alliance partners (except where such public disclosure has been made by you without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c) Waivers. Accenture is authorized to waive any or all of the foregoing restrictions, or any portion thereof, provided, however, that Accenture must first obtain the written consent of such waiver of the Chief Executive Officer of Accenture plc and notice of any such waiver request by you must initially be provided in accordance with Section 7 hereof, who may grant or withhold such consent in his or her sole and absolute discretion.

Section 2. Non-Disclosure of Confidential Information and Trade Secrets

(a) Generally. You agree to and shall hold in confidence all Trade Secrets and all Confidential Information and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate, or otherwise communicate any Trade Secrets or Confidential Information to any person or entity, without the prior written consent of Accenture. Your obligation of non-disclosure as set forth herein shall continue for so long as such item continues to constitute a Trade Secret or Confidential Information. Your obligation of non-disclosure as set forth herein shall not apply if disclosure is ordered by a court having jurisdiction thereof but only if you have followed the notification requirements set forth in Section 2(b) below.

(b) Notification Requirements. You will promptly notify Accenture in writing if you are requested or required pursuant to any legal, governmental or investigatory proceeding or process or otherwise, to disclose any Trade Secret or Confidential Information, so that Accenture may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement.

(c) No Diminishment of Rights. Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies Accenture has under applicable law related to the protection of Confidential Information or Trade Secrets.

(d) Return of Property. You agree that you will deliver to Accenture at the conclusion of your employment, and at any other time at Accenture’s request, all property of Accenture and its Affiliates, and in furtherance thereof, you shall deliver a signed copy of the statement attached as Exhibit B hereto to Accenture on the Termination Date.

Section 3. Remedies Upon Breach

(a) Damages

You agree that if you were to breach any provisions of this Agreement, Accenture and its Affiliates would suffer damages that are not readily ascertainable. Accordingly, in addition to or without limiting any remedies in law or in equity available to Accenture for the breach of this Agreement, including, but not limited to, the provisions set forth under Section 4 of the Letter Agreement and injunctive and other equitable relief (including on an ex parte basis, to the extent permissible by law), you agree that in the event of a breach of this Agreement, the Letter Agreement or your Employment Agreement by you (after giving effect to Section 4 of the Letter Agreement), you shall be obligated to pay to Accenture a cash payment in an amount equal to one hundred percent (100%) of the Annual Compensation paid or payable to you by Accenture or any of its Affiliates over the course of the most recent complete full fiscal year of Accenture during which you were employed by Accenture or any of its Affiliates immediately preceding the fiscal year in which the breach occurs, as and for liquidated damages (“Liquidated Damages”). You acknowledge and agree that the payment required by this Section 3 is a reasonable forecast of the damages likely to result from such breach and is not a penalty of any kind.

You further agree that the payment of Liquidated Damages shall not be construed as a release or waiver by Accenture of the right to prevent the continuation of any such breach of this Agreement in equity or otherwise and shall not preclude or be construed to preclude Accenture from making a showing of irreparable injury or any other element that may be necessary to secure injunctive relief.

(b) Injunctive Relief

You acknowledge and agree that Accenture’s remedy at law for any breach of the covenants contained herein would be inadequate and that for any breach of such covenants, Accenture shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Agreement, be entitled to an injunction, restraining order, or other equitable relief, without the necessity of posting a bond, restraining you from commencing or continuing to commit any violation of the covenants. You agree that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

Section 4. Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

Section 5. Resolution of Disputes

(a) Disputes under this Agreement, the Letter Agreement, your Employment Agreement (including the exhibits thereto) and any equity award agreements between you and Accenture or any of its Affiliates shall be resolved as set forth below, and the provisions set forth below shall supersede and replace any dispute resolution provisions otherwise contained in any and all such other agreements. References in this Section 5 to disputes related to “this Agreement” shall be deemed to also refer to disputes under any other agreements described in the preceding sentence.

(b) Subject to paragraphs (c) through (e), any and all disputes which cannot be settled amicably, including any claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or nonperformance of any or all noncompetition or nonsolicitation obligations, Trade Secrets or Confidential Information, nondisclosure obligations or any other obligations and/or termination of this Agreement and any amendment thereto (including without limitation the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York (or at such other place of arbitration as the Compensation Committee of the Board of Directors of Accenture may approve) in accordance with the then-

existing Rules of Arbitration of the International Chamber of Commerce (“ICC”), except that the parties may select an arbitrator who is a national of the same country as one of the parties. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the ICC shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language.

(c) Either party may bring an action or proceeding in any court of law for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and/or in support of the arbitration as permitted by any applicable arbitration law and, for the purposes of this paragraph (c), each party expressly consents to the application of paragraphs (d) and (e) to any such suit, action or proceeding.

(d) Judgment on any award(s) rendered by the tribunal may be entered in any court having jurisdiction thereof.

(e) (i) Each party hereby irrevocably submits to the exclusive jurisdiction of the Courts located in New York, United States for the purpose of any suit, action or proceeding brought in accordance with the provisions of paragraphs (c) or (d). The parties acknowledge that the forum designated by this paragraph (e) has a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any suit, action or proceeding brought in any court referred to in paragraph (e) (i) pursuant to paragraphs (c) or (d) and such parties agree not to plead or claim the same.

Section 6. Amendment; Waiver

This Agreement may not be modified, other than by a written agreement executed by you and Accenture, nor may any provision hereof be waived other than by a writing executed by Accenture.

The waiver by Accenture of any particular default by you shall not affect or impair the rights of Accenture with respect to any subsequent default by you of the same or of a different kind, nor shall any delay or omission by Accenture to exercise any right arising from any default by you affect or impair any rights that Accenture may have with respect to the same or any future default by you.

Section 7. Notice

Any communication, demand or notice to be given hereunder will be duly given (and shall be deemed to be received) when delivered in writing by hand or first class mail or by email to a party at its address as indicated below:

If to Accenture,

Accenture LLP

161 North Clark Street

Chicago, IL 60601

jill.b.smart@accenture.com

Attention: Chief Human Resources Officer

(or, if different, the then-current principal business address of the duly appointed Chief Human Resources Officer of Accenture LLP)

and to:

Accenture plc

161 North Clark Street

Chicago, IL 60601

julie.sweet@accenture.com

Attention: General Counsel

(or, if different, the then-current notice address of the duly appointed General Counsel of Accenture plc)

If to you, to:

Kevin Campbell

2875 Darlington Point

Duluth, GA 30097

and to:

Cohen Pollock Merlin & Small, P.C.

3350 Riverwood Parkway

Suite 1600

Atlanta, GA 30339

pfriedman@cpmas.com

Attention: Pepi Friedman

You agree to notify Accenture of any change in address by giving Accenture notice of such change in accordance with the provisions of this Section 7.

Section 8. Severability; Reformation

If any provision of this Agreement shall be held or deemed to be invalid, illegal, or unenforceable in any jurisdiction, for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision which most closely approximates the intent and the economic effect of the invalid provision and which would be enforceable to the maximum extent permitted in such jurisdiction or in such case. Any claim or cause of action by you against Accenture, whether predicated on this Agreement, your Employment Agreement (as defined in the Letter Agreement), your Letter Agreement or otherwise, shall not constitute a waiver of or excuse for non-compliance with your obligations hereunder. You also agree not to challenge or raise any equitable defenses to the enforceability of the restrictive covenants contained in this Agreement.

Section 9. Entire Agreement

This Agreement, together with the Letter Agreement and the other exhibits attached thereto, constitutes the full and entire understanding between you and Accenture and supersedes any other agreements of any kind with Accenture and its Affiliates, whether oral or written, formal or informal concerning the subject matter of these agreements, provided however, that you shall remain bound by and must comply with any continuing obligations under your Employment Agreement, and/or any intellectual property and/or confidentiality agreements with Accenture or any of its Affiliates (or with any third parties entered into as part of your employment with Accenture), and you must continue to comply with Accenture’s applicable policies for former employees, including, without limitation, policies with respect to insider trading, intellectual property and confidentiality and any other policies that remain applicable beyond the Termination Date. Additionally, subject to Section 4 of the Letter Agreement, the restrictive covenant and cancellation and rescission provisions in your Employment Agreement and your equity award agreements with Accenture and its Affiliates will remain in effect.

Section 10. Further Assurance

You agree to execute all such further instruments and documents and to take all such further action as may be reasonably necessary to effect the terms and purposes of this Agreement.

Section 11. Execution in Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Restrictive Covenant Agreement as of the date first above written.

ACCENTURE LLP, represented by Accenture Inc., its Managing Partner

By:	/s/ Ronald J. Roberts
Ronald J. Roberts
Secretary of Accenture Inc.

ACCENTURE plc

By:	/s/ Brian Connolly
Brian Connolly
Director of Legal Services

EXECUTIVE

/s/ Kevin Campbell
Kevin Campbell

Exhibit A (Accenture List of Competitors)

[List of competitors]

Exhibit B

TERMINATION CERTIFICATION

Capitalized terms used in this termination certification (the “Termination Certification”) but not otherwise defined shall have the meanings assigned to such terms under my Restrictive Covenant Agreement with Accenture LLP and Accenture plc, dated as of March 1, 2012. This is to certify that, except as provided below, I do not have in my possession, nor have I failed to return: (1) computer software in any form or medium belonging to Accenture and/or any of its Affiliates (collectively, “the Company”) or any of its Clients or Prospective Clients or alliance partners; (2) any information or materials intended to be of a confidential nature and in any way pertaining to any of the Company’s computer software products or those of its Clients or Prospective Clients or alliance partners; (3) any information or materials intended to be of a confidential nature obtained during the course of my employment by the Company; (4) any records, documents, data, laboratory sketches, notes, reports, proposals, or copies of them, or other documents or materials, equipment or other property belonging to the Company, or any of its Clients or Prospective Clients or alliance partners; or (5) any responsive data or documents that have been preserved in compliance to an existing “hold notice”. With respect to Accenture’s TelePresence unit, telephone, other home office equipment and any other property belonging to Accenture presently located in my home, I will cooperate with Accenture in arranging a mutually acceptable time within ten (10) days following the Termination Date to return such equipment.

I further certify that I have complied with and will continue to comply with all the terms of the Company’s policies as set forth in the “Accenture Policies” database, and in particular the policies reflected therein relating to confidentiality and intellectual property rights. I acknowledge having read and understood my obligations stated in such policies within the Accenture Policies database, shortly after the commencement of my employment with the Company. I hereby reaffirm my understanding of these obligations.

I certify that I have fully and completely reported to the Company any inventions and original works of authorship, conceived or made by me (solely or jointly with others), during the course of my employment with the Company, to which the Company retains all rights of ownership. I further agree that I will preserve as confidential all Trade Secrets and Confidential Information, data or other proprietary information relating to products, processes, know-how, designs, mask works, formulas, test data, computer programs and databases and other original works of authorship, consumer lists, business plans, marketing plans and strategies and pricing strategies or other subject matter pertaining to any business of the Company or any of its Clients, Prospective Clients, customers, consultants, licensees or Affiliates.

This is my official acknowledgment of the Termination Certification document, and I hereby confirm that I have read the document and agree to the conditions contained therein.

Dated: 3/1, 2012

/s/ Kevin M. Campbell
Signature

Kevin M. Campbell
Print Name

Exhibit C (Public Statements)

Kevin Campbell has resigned from Accenture LLP for personal reasons. Mr. Campbell held the position of group chief executive of the Technology growth platform since August 2009. In connection with his departure from Accenture, Accenture entered into an agreement with Mr. Campbell, pursuant to which, among other items, Mr. Campbell has agreed that he will not compete with the company or solicit its clients or employees during the 12-month period following his separation from Accenture. In exchange for agreeing to the terms of the agreement, along with signing a general release of claims in favor of Accenture, Mr. Campbell will be entitled to receive certain payments and benefits as set forth in the agreement